Exhibit No. 10.57

CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

License Agreement

This License Agreement (this “Agreement”) is made effective as of August 25, 2015 by and between Advaxis, Inc., a corporation formed under the laws of Delaware (“Advaxis”) having its place of business at 305 College Road East, Princeton, NJ 08540, and Knight Therapeutics Inc. (“Knight” and together with Advaxis, the “Parties”) and located at 376 Victoria Avenue, Suite 220, Montreal, Quebec, Canada, H3Y 1C3.

RECITALS

WHEREAS, Knight has expertise in obtaining regulatory approvals for pharmaceutical products in Canada and commercializing those products;

WHEREAS, Advaxis has developed ADXS-HPV, ADXS-HER2, and ADXS-PSA and may develop additional products and owns certain information, proprietary data, know-how and other intellectual property (i.e., patents, methods, techniques, specifications, formulae and the like) necessary to develop, manufacture and register the Products (the “Information”);

WHEREAS, Advaxis seeks to grant an exclusive, non-transferable license to register and commercialize the Products in the Territory for use in the Field;

WHEREAS, Advaxis will supply the Products to Knight for use in the commercialization of the Products in the Territory under an Advaxis brand in the Territory and Knight will, in turn, pay a license fee and such other payments as noted herein;

NOW THEREFORE, in consideration of the payments and the mutual promises and conditions set forth herein, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions

1.1.	“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with a Party for so long as such control exists, where “control” means the decision-making authority as to such Person and, further, where such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) entitled to vote regarding composition of the board of directors or other body entitled to direct the affairs of the entity.

1.2.	“Clinical IP” shall mean (i) all preclinical and clinical protocols, studies, data, results, study-related forms, materials and reports (e.g., investigator brochures, informed consent forms, data safety monitoring board related documents, patient recruitment related materials, biocompatibility studies, animal studies, safety studies, and chemistry, manufacturing and control data) resulting from any preclinical or clinical study or trial of any Product in the Field that is conducted by or under the direction of Advaxis or its permitted partners.

1.3.	“Field” means * and any other or future indications to be approved in the Territory.

1.4.	“Inability to Supply” means the failure of Advaxis to supply the volumes of Products indicated in an accepted order within thirty (30) days after the agreed upon delivery date for such volumes set forth in such accepted order, for any reason whatsoever, including Product does not meet the applicable specifications.

1.5.	“Intellectual Property Rights” means those patent and other intellectual property and proprietary rights owned or licensed by Advaxis and embodied in Products which, absent the license granted in Section 2.1, would be infringed by Knight’s activities contemplated under this Agreement.

1.6.	“Long Term Inability to Supply” means an Inability to Supply that lasts for more than ninety (90) days.

1.7.	“Marketing Authorization Approval” means approval by the applicable regulatory authority for marketing and sale of the Products in the Field in the Territory.

1.8.	“Net Sales” means, with respect to any period, the total amount billed or invoiced on sales of the Product during such period anywhere in the Territory by Knight and its associated parties to unaffiliated third parties in bona fide arm’s length transactions, less the following deductions, in each case to the extent reasonable and customarily provided to unaffiliated entities and actually allowed and taken with respect to such sales:

(i) credits, price adjustments or allowances for damaged products, returns or rejections of the Product;

(ii) normal and customary trade, cash and quantity discounts, allowances and credits (other than price discounts granted at the time of invoicing which have already been included in the gross amount invoiced);

(iii) chargeback payments, repayments and rebates (or the equivalent thereof) granted to or imposed by group purchasing organizations, managed health care organizations or federal, state/provincial, local and other governments, including any or all of their regulatory authorities, agencies, review boards or tribunals, or trade customers;

(iv) sales, value-added (to the extent not refundable in accordance with applicable law), and excise taxes, tariffs and duties, and other taxes directly related to the sale (but not including taxes assessed against the income derived from such sale).

(v) stocking allowances; and

(vi) any other payment which reduces gross revenue and is permitted to be deducted in calculating net sales in accordance with Canadian GAAP.

* Confidential material redacted and filed separately with the Commission.

Net Sales shall include the amount or fair market value of all other consideration received by Knight and its associated parties in respect of sales of the Product, whether such consideration is in cash, payment in kind, exchange, or other form. Net Sales shall not include sales between or among Knight or its associated Parties unless any such associated party is the end user. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Knight, which shall at all times be in accordance with IFRS.

1.9.	“Party” or “Parties” means individually Knight or Advaxis and collectively Knight and Advaxis.

1.10.	“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship or other de jure entity organized under the laws of any jurisdiction.

1.11.	“Products” means Advaxis * including * and any and all improvements made to such products.

1.12.	“Short Term Inability to Supply” means an Inability to Supply that lasts longer than thirty (30) days but no more than ninety (90) days.

1.13.	“Term” has the meaning assigned thereto in Section 9.1.

1.14.	“Territory” means Canada.

2. Appointment; Responsibilities and Activities

2.1 Exclusive Appointment and License. During the Term of and subject to all other terms and conditions of this Agreement, Advaxis hereby appoints Knight as an independent, exclusive distributor of Products in the Field in the Territory and Knight hereby accepts such appointment. Advaxis will not, and will ensure that none of its Affiliates sell Products to any third party in the Territory for the Field or appoint any third party as distributor of the Products for the Field in the Territory. During the Term and subject to all other terms and conditions of this Agreement, Advaxis hereby grants Knight an exclusive non-transferable right and license, under the Intellectual Property Rights, to use, have used, register, have registered, commercialize, have commercialized, sell, have sold, import and distribute, market and promote Products in the Field and the Territory.

2.2 Knight’s responsibilities. Knight agrees to utilize its license rights described herein to carry out the activities described in this Agreement with the aim to: (1) obtain and maintain Marketing Authorization Approval; and (2) commercialize the Products in the Territory for use in the Field under an Advaxis brand, subject to applicable laws in the Territory. Advaxis shall have the right (but not the obligation) to participate with Knight in any discussions with a regulatory authority regarding matters related to the regulatory approval or commercialization activities in the Territory. Knight shall notify Advaxis immediately upon receipt of regulatory authority request for any such discussions, inspections or investigations relating to commercialization of the Products in the Territory. For marketing authorization outside the Territory, Advaxis will have sole responsibility for obtaining necessary regulatory authorizations, registrations, licenses, or approvals as may be necessary from regulatory authorities outside the Territory or any institutional review board or ethics committees overseeing such trial and shall have sole responsibility for any other development activities to obtain marketing authorization outside the Territory.

* Confidential material redacted and filed separately with the Commission.

2.3 Advaxis responsibilities. Advaxis shall provide to Knight, at its expense, those portions of any application previously submitted by Advaxis for regulatory approval of the Products in the Field in and outside the Territory that are required to be included in Knight’s applications for regulatory approval in the Territory. In addition, Advaxis hereby grants Knight a right to reference to all data and information contained or referenced in any regulatory filings for the Products and to all Clinical IP. Knight hereby grants Advaxis a right of reference to all data and information contained or referenced in Knight’s regulatory filings for the Products.

2.4 Knight shall advise Advaxis, by written or oral communications, as and when requested, of the progress and status of its regulatory and commercial activities and shall advise Advaxis promptly, by written or oral communications, of all significant developments.

2.5 Supply.

2.5.1 Upon approval of the first Product, and for each such later Product, Knight will provide Advaxis a rolling twenty-four (24) month forecast of Product supply needed, with a three (3) month frozen period.

2.5.2 Advaxis shall supply and deliver finished Products to Knight in finished packaged format, manufactured in compliance with the specifications and all applicable laws in the Territory on a cost plus goods sold basis not to exceed * U.S. dollars ($*(US)) per unit. Such cost shall be invoiced at the time of delivery. Invoices shall be paid within thirty (30) days of receipt and shall be deducted by Knight from the Net Sales Royalty payable under Section 3.2. Knight will supply Advaxis with labeling for the Products and Knight will be solely responsible for ensuring such labeling is compliant with the applicable laws, regulations, guidelines, and standards of each jurisdiction within the Territory.

2.5.3 Knight will handle and store all Products supplied by Advaxis in accordance with applicable laws and regulations and generally accepted industry standards. All arriving packages will be thoroughly inspected upon receipt for correct labeling and packaging integrity. Knight will contact Advaxis, no later than ten (10) business days, via phone or email about any receipt issues, including nonconformances, modifications in shipping conditions, or conditions of the Products which may delay processing, use, sale or distribution. Should any Products received be deemed unacceptable for processing, Knight promptly will communicate with Advaxis about the nature of the issue. More specific handling requirements and all quality requirements and specifications of the Products with related responsibilities will be set forth in the quality agreement to be mutually agreed upon by the Parties in writing and executed within ninety (90) days after Marketing Authorization Approval of the first Product (“Quality Agreement”). A certificate of analysis shall accompany each shipment of Products to Knight and Knight shall be responsible for any failure of the Products to meet specifications to the extent caused by shipping, storage or handling conditions occurring after delivery to Knight. Replacement of Products found to be nonconforming due to circumstances occurring after delivery to Knight will be at Knight’s sole expense. Advaxis shall have the right to investigate any nonconformances reported by Knight.

* Confidential material redacted and filed separately with the Commission.

2.5.4. Advaxis shall use commercially reasonable efforts to ensure that there is a sufficient quantity of the fully finished Products to cover the requirement of Knight’s promotion and distribution of the Products. All the quality requirements and specifications of the Products with related responsibilities will be detailed in the Quality Agreement.

2.5.5. Inability to supply.

(i) In the event of a partial inability to supply Product for which an order has been accepted by Advaxis, Advaxis shall allocate inventory to Knight for the Territory on a pro-rata basis when compared to other markets, including the US.

(ii) In the event of a Short Term Inability to Supply, Advaxis shall pay Knight an amount equal to *% of the gross amount which would have been invoiced by Knight for the sale of the Products according to the forecast provided by Knight to Advaxis.

(iii) in the event of a Long Term Inability to Supply, the Parties agree to act in good faith and make reasonable efforts to find a mutually acceptable solution. If a mutually acceptable solution is not agreed within thirty (30) days, Knight will have the right to terminate this Agreement by giving notice to Advaxis. In addition to its termination rights, Knight will be entitled to cease all payments to Advaxis and purchase the Products directly from a third party. For greater certainty, Advaxis hereby grants Knight the non-exclusive license to use Intellectual Property Rights to have the Products manufactured by a third party and Advaxis shall assist Knight in sourcing Products from a third party.

2.6 Each Party agrees to act in good faith in performing its obligations under this Agreement and shall notify the other Party as promptly as possible in the event of any delay that is likely to adversely affect its performance under this Agreement.

2.7 Knight represents that, to its knowledge, no person who will perform activities under this Agreement has been suspended, debarred or subject to temporary denial of approval, nor is under consideration to be suspended, debarred or subject to temporary denial of approval, by the U.S. Food and Drug Administration from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, as amended. In the event that during the term of this Agreement, Knight becomes aware that person who is or was involved in the performance of any activities on behalf of Knight under this Agreement becomes disbarred, or is in the process of disbarment, or are otherwise listed in the FDA’s Clinical Investigator Disqualification Proceedings database or has a hearing pending for disqualification, Knight will promptly notify the Advaxis in writing. Knight further represents that, to its knowledge, no person who will perform activities under this Agreement has been (i) convicted of an offense related to any Federal or State healthcare program, including (but not limited to) those within the scope of 42 U.S.C. § 1320a-7(a); (ii) excluded, suspended or is otherwise ineligible for Federal or State healthcare program participation, including (but not limited to) persons identified on the General Services Administration’s List of Parties Excluded from Federal Programs or the HHS/OIG List of Excluded Individuals/Entities; or is otherwise ineligible for Federal or State healthcare program participation or (iii) debarred from or under any Federal or State healthcare program (including, but not limited to debarment under Section 306 of the Federal Food, Drug and Cosmetic Act (21 USC 335a). In the event any of the foregoing occurs or is in the process of occurring Knight will promptly notify Advaxis.

* Confidential material redacted and filed separately with the Commission.

2.8 Intentionally omitted.

2.9 Intentionally omitted.

2.10 Knight shall (i) use the Products solely for purposes of performing its obligations under this Agreement; (ii) not use the Product in any manner inconsistent with this Agreement; and (iii) use, store, transport, handle, sell, distribute and dispose of the Products in compliance with applicable law, as well as all reasonable instructions of Advaxis. Knight shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Products, and in particular shall not analyze the Products by physical, chemical or biochemical means except as necessary to perform its obligations under the Agreement.

2.11 Knight shall commercialize, market, promote, advertise, price, sell and distribute the Products in the Territory in compliance with applicable law.

2.12 Recalls of commercialized Product in the Territory shall be discussed and agreed upon by a meeting conducted with appropriate Knight and Advaxis personnel. The Parties agree to enter into a Pharmacovigilance Agreement within ninety (90) days of receipt of a Marketing Authorization Approval of the first Product (“PV Agreement”). The PV Agreement will cover the handling of adverse events.

2.13 Right of First Refusal. During the Term of and subject to all other terms and conditions of this Agreement, Advaxis hereby grants to Knight a right of first refusal (“Right of First Refusal”) with respect to the exclusive license and distribution rights to the Products (excluding *), in the Field, for *. Knight shall advise Advaxis within fifteen (15) business days of its receipt of a notice from Advaxis which details a bona fide unrelated third party offer related to such rights for * (with a copy of such offer, with the name of the third party deleted or redacted), and whether it intends to accept such terms and conditions. Thereafter, the Parties will enter into exclusive and good faith negotiations to conclude an agreement on such proposed terms and conditions. If the Parties have not entered into a binding agreement with respect to the exclusive license and distribution rights to the Products (excluding *) in the Field for *, confirming such terms and conditions within thirty (30) business days of Knight’s exercise of its rights hereunder (during which period Advaxis shall negotiate exclusively with Knight with respect thereto), then Advaxis shall be entitled to enter into an agreement with the aforesaid third party on no less favorable terms and conditions provided in the notice to Knight.

* Confidential material redacted and filed separately with the Commission.

3. License; License Fees; Royalties; Intellectual Property

3.1 Subject to the terms of this Agreement and the Securities Purchase Agreement entered into on the date hereof between Advaxis and Knight, Knight shall subscribe for, and Advaxis shall immediately issue to Knight, $5,000,000 worth of freely tradable Advaxis shares. As partial consideration for, and subject to, Knight’s agreement to subscribe for such Advaxis shares, Advaxis hereby grants to Knight an exclusive, non-transferable license to use, have used, register, have registered, commercialize, have commercialized, sell, have sold, import, distribute, market and promote the Products in the Field in the Territory under an Advaxis brand, subject to applicable laws. Registration of the Products in the Territory shall be in the name of Knight and Knight shall exclusively hold any marketing authorizations in the Territory. Subject to the terms and conditions of this Agreement, Advaxis retains the exclusive right to manufacture the Products.

The license granted herein includes the right for Knight to request sublicenses for third parties, which request Advaxis shall not unreasonably withhold or delay, in accordance with the terms of this Agreement, for the purpose of performing the commercialization activities within the Territory and Field. All sublicenses granted by Knight shall be subject to the terms and conditions of this Agreement and Knight shall enter into a written sublicense agreement with each sublicensee which will contain terms and conditions fully consistent with the terms and conditions contained in this Agreement. Knight shall use commercially reasonable efforts to include in any sublicense agreement express permission to assign all of the rights and obligations under such agreement to Advaxis without consent from the sublicensee. Knight shall provide to Advaxis a draft copy of each sublicense agreement intended to be entered into by Knight and any sublicensee, in each case, for a period of 10 (ten) days before execution of such sublicense agreement to allow Advaxis to ascertain if the terms and conditions set forth therein are fully consistent with the terms and conditions contained in this Agreement, provided that Knight may redact in its entirety from such draft any sensitive, confidential or proprietary information that is not necessary to ascertain Knight’s or a sublicensee’s compliance with the terms and conditions of this Agreement (including, without limitation, Knight’s payment, notification, recordkeeping and reporting obligations hereunder). Knight shall provide to Advaxis a true and complete copy of each sublicense agreement entered into by Knight and any sublicensee, and of each amendment to any such sublicense agreement, in each case, within thirty (30) days after execution of such sublicense agreement or amendment. In addition, Knight shall notify Advaxis in writing of the termination of any sublicense agreement within thirty (30) days after such termination. No sublicense hereunder shall limit or affect the obligations of Knight under this Agreement, and Knight shall remain fully responsible for each sublicensee’s compliance with the applicable terms and conditions of this Agreement. Knight agrees to take diligent and all commercially reasonable efforts to enforce the terms of each sublicense agreement against the relevant sublicensee in the event of a material breach thereof.

* Confidential material redacted and filed separately with the Commission.

Except as expressly provided in this Agreement, no license or other right is or shall be created or granted hereunder by implication, estoppel or otherwise.

3.2 Royalty and Sales Milestones. Upon commercialization of each Product (*, *, and *) in the Territory, Knight will pay Advaxis a royalty (inclusive of cost of goods) of *% of Net Sales (“Royalty”) and will retain *% of Net Sales. The Royalty will be payable to Advaxis by Knight on a quarterly basis whether such sales are made by Knight or any sublicensee thereof. Further, Knight shall be entitled to deduct amounts paid for cost of goods sold under Section 2.5.2 from such quarterly Royalty payments.

In addition, Knight will pay sales milestones as detailed below.

Sales milestones: Knight will pay the following sales milestones (“Sales Milestones”) for each Product

●	$* in the event annual Net Sales exceed $*

●	$* in the event annual Net Sales exceed $*

●	$* in the event annual Net Sales exceed $*

●	$* in the event annual Net Sales exceed $*

●	$* in the event annual Net Sales exceed $*

●	$* in the event annual Net Sales exceed $*

●	$* in the event annual Net Sales exceed $*

●	In no event shall Knight be required to pay any of the sales milestones payments for more than one (1) time for each Product.

Notwithstanding anything herein to the contrary, Knight will only start paying Royalty and Sales Milestones after Knight has recovered $*.

3.3 Audit. Knight, and any of its subcontractors or sublicensees hereunder, shall maintain complete and accurate books and records regarding Net Sales and Royalties due under the terms of this Agreement. During the Term of this Agreement, Advaxis shall have the right to audit, no more than one time per year, such books and records, as directly related to the Products, by an independent certified auditor selected by Advaxis and accepted by Knight, whose acceptance shall not be unreasonably withheld, to confirm Net Sales and Royalties due hereunder. Such audit will take place during reasonable business hours and upon at least thirty (30) days prior written notice, and shall not unduly interfere with Knight’s operations. Such auditor will execute a written confidentiality agreement with Knight and will disclose to Advaxis only such information as is reasonably necessary to provide Advaxis with information regarding any actual discrepancies between the amounts reported or paid and the amounts payable under this Agreement. Such auditor will send a copy of its report to Advaxis within thirty (30) days of delivery of such report to Knight. Such report will include the methodology and calculations used to determine the results. Prompt adjustments shall be made by the Parties to reflect the results of such audit. Records to be available under an inspection shall include all relevant documents pertaining to payments specified above, including all relevant documents received by Knight from sublicensees. Advaxis shall bear the fees and expenses of such audit, provided that, if an underpayment of more than five percent (5%) of the payments due for any calendar year is discovered in any inspection, then Knight shall bear all fees and expenses of that audit within thirty (30) days after receipt of invoice from Advaxis.

* Confidential material redacted and filed separately with the Commission.

Without limiting any other rights or remedies available to Advaxis, Knight shall pay Advaxis interest of *% on any royalty payments that are not paid within * (*) days of the close of the quarter.

3.4 Knight shall notify Advaxis immediately in writing without delay if Knight can anticipate its inability to commercialize the Products in the Territory.

3.5 Knight shall pay for all marketing authorization, commercialization, and registration costs in the Territory.

3.6 Subject to the terms and conditions of this Agreement, any Product patents, designs, methods, prototypes, finished product, clinical data, product applications, formulas, technical processes, techniques, compounds, inventions, discoveries, improvements, technology and know-how, whether or not patentable, that Knight conceives, develops or reduces to practice in the course of performing its activities (collectively, the “Developments”) to research, develop, have developed, make, have made, offer for sale, sell and have sold Products in the Territory will be exclusively owned by Advaxis. Advaxis shall be free to incorporate the relevant data and results in any regulatory filings and use any such data or results in filing for additional Patents. Knight agrees to and shall use reasonable care in inventorying, handling and safeguarding all Information, patents and Developments.

3.7 Knight understands and agrees that it shall have no ownership to any regulatory filing in the United States made by Advaxis in respect of the Product.

3.8 Knight acknowledges that the Product shall be used exclusively for the performance of its obligations under this Agreement and shall not be used for the benefit of any other party.

3.9 All payments by Knight to Advaxis under this Agreement shall be made in U.S. Dollars to the following account via wire transfer:

*

ABA #*

Account Name: Advaxis, Inc.

Account Number: *

* Confidential material redacted and filed separately with the Commission.

3.10 Currency Conversion. The calculation of the amounts payable hereunder will first be determined in the currency of the country the transaction was consummated and then converted into equivalent United States funds. The exchange rate will be the average of the rates over the course of the applicable calendar quarter, as appropriate, as reported by the Board of Governors of the Federal Reserve System during such calendar quarter as appropriate, provided that in the event that a reporting period is less than a full calendar quarter, the exchange rate will be based on the average for the relevant time.

4. Intellectual Property

4.1 “Inventions” shall mean all inventions and discoveries which are (i) made, developed, conceived, or first reduced to practice through the use, without limitation, of the Products in the performance of the development and commercialization activities under this Agreement, and/or (ii) made, developed, conceived, or first reduced to practice by a Party through the use of any data or study results developed as a result of this Agreement. Any such Inventions shall be owned exclusively by Advaxis.

4.2 Intentionally omitted.

4.3 Advaxis shall be free to incorporate the relevant data and results in any regulatory filings and use any such data or results in filing for additional patents. Knight agrees to and shall use reasonable care in inventorying, handling and safeguarding all materials, information, patents and Inventions.

4.4 All information and materials furnished by a Party pursuant to this Agreement and all associated intellectual property rights will remain the exclusive property of the furnishing Party, including without limitation Advaxis’s ownership of the Products, its license to its proprietary technology platform, and ownership of its drug candidates. All pre-existing or independently developed technology and associated intellectual property rights used by Knight in conducting the Projects will remain the exclusive property of Knight. No rights are granted by either Party to their pre-existing intellectual property except the limited licenses expressly set forth herein. Knight will not attempt to reverse engineer, characterize, or ascertain the chemical structure of Advaxis’s Products or other elements of the Advaxis proprietary technology platform except as necessary to perform its obligations under the Agreement.

4.5 Advaxis shall own the brand name for the Product in the Territory and shall grant Knight an exclusive license within the Territory to use Advaxis’ trademarks, marks and trade names (collectively, the “Trademarks”) to advertise, promote, market and sell the Products in the Field in the Territory. Advaxis shall be solely responsible for all expenses associated with filing and maintaining trademark registrations for the brand name in the Territory. In addition, Advaxis shall be solely responsible for prosecution and enforcement of any infringement of the Advaxis Trademarks.

5. Confidentiality

5.1 Both Advaxis and Knight agree that, subject to the limitations set forth in Section 5.3 hereof, all information disclosed to the other party, whether in oral, written or graphic form, shall be deemed “Confidential Information” of the disclosing party. In particular, “Confidential Information” means any scientific, technical, trade or business information, intellectual property, data or materials possessed by a Party which is treated by such Party as confidential or proprietary, including information pertaining to strains, cells, antibodies, organisms, chemical compounds, products, formulations, technologies, techniques, methodologies, algorithms, computer programs, computer security systems and processes, assay systems, procedures, tests, data, documentation, reports, sources of supply, know-how, patent positioning, results, applications, documents, processes, compositions, inventions, trade secrets, protocols, regulatory information, relationships with employees and consultants, business plans, business developments, research, development, process development, manufacturing, commercialization, and marketing, and any other confidential information about or belonging to a Party’s affiliates, suppliers, licensors, licensees, partners, collaborators, customers or others, and is provided by one Party (the “Discloser”) to the other Party (the “Recipient”) under this Agreement.

5.2 Each Party agrees that, except in connection with the performance of its obligations under this Agreement or the exercise of its rights or licenses under this Agreement, it will not otherwise use in any way for its own account or the account of any third party, nor disclose or transfer to any third party, any Confidential Information revealed to it by the other Party; provided, however, that Confidential Information may be disclosed pursuant to a regulation, law, court order or rule of any applicable securities exchange, but only to the minimum extent required to comply with such regulation, order, or rule and with advance written notice to the Discloser; and provided further that a Recipient may disclose Confidential Information to its subsidiaries, affiliates, professional advisors, consultants, agents provided that they are under confidentiality and use limitations consistent with those in this Agreement and such Party will be liable for breaches of the restrictions set forth in this Agreement by all such persons. Each Party will take commercially reasonable efforts to protect the confidentiality of the other Party’s Confidential Information, such precaution not to be less than the precautions each Party takes to protect the confidentiality of its own Confidential Information of the same kind.

5.3 Both Advaxis and Knight agree that, notwithstanding the above, the obligations of confidentiality shall not be deemed to apply to:

(a) Information which at the time of disclosure is or thereafter becomes generally known or available to the public, through no wrongful act or failure to act on the part of the receiving party.

(b) Information that was known by or in the possession of the receiving party at the time of receiving such information from the disclosing party as evidenced by written records.

(c) Information obtained by the receiving party from a third party source who is not breaching a commitment of confidentiality to the disclosing party by revealing such information to the receiving party.

(d) Information that is the subject of a granted written permission to disclose that is issued by the disclosing party to the other party.

(e) Information that is independently developed by the Recipient, outside the scope of any Project under this Agreement, without the use of and/or reference to the Discloser’s Confidential Information.

(f) Information that is required to be disclosed pursuant to the law, but only to the extent required to be disclosed; provided, however, the disclosing party notifies the other party in writing and gives the other party reasonable time to comment on the same prior to disclosure.

5.4 During the term of this Agreement and for a period of * (*) years thereafter, each party shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party or use any such information for any unauthorized purpose, other than as authorized in Section 5.3 hereof or as necessary to accomplish the purpose of this Agreement subject to an appropriate binder of confidentiality as set forth in Section 5.5 hereof. Each party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Confidential Information shall not be used for any purpose or in any manner that is not consistent with this Agreement or that would constitute a violation of any laws or regulations including, without limitation, the export control laws of the United States. Each party hereby agrees that it will not in any way attempt to obtain, either directly or indirectly, any information regarding any Confidential Information from any third party who has been employed by, provided consulting services to, or received in confidence information from, the other party.

5.5 Both parties shall make diligent efforts to ensure that all employees, consultants, agents, subcontractors and manufacturing contractors who may have access to Confidential Information of the other party, and any other third parties who might have access to Confidential Information, will use such information in a manner consistent with the terms of this Agreement and will be bound by the terms set forth in this Section 5. No Confidential Information shall be disclosed to any employees, subcontractors, agents or consultants who do not have a need to receive such information.

5.6 To the extent either party discloses Confidential Information of the other party to an employee, consultant, subcontractor, or other third-party (collectively “Agents”) or permits an Agent to have access to such Confidential Information, such party shall assign to the other party any claims it may have against the Agent as a result of the Agent further disclosing or misusing such Confidential Information.

5.7 To the extent that either Party reasonably determines that it is required to make a filing or any other public disclosure with respect to this Agreement or the terms or existence hereof to comply with the requirements, rules, laws or regulations of any applicable stock exchange, TSX, NASDAQ or any governmental or regulatory authority or body (the “Requesting Body”), including, without limitation, the U.S. Securities and Exchange Commission or the Canadian Securities Administrators (collectively, the “Disclosure Obligations”), such Party shall promptly inform the other Party thereof and shall use reasonable efforts to maintain the confidentiality of the other Party’s Confidential Information and terms of this Agreement in any such filing or disclosure. Prior to making any such filing of a copy of this Agreement, the Parties shall mutually agree on the provisions of this Agreement for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The Parties shall cooperate, each at its own expense, in such filing, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith. The Parties will reasonably cooperate in responding promptly to any comments received from the Requesting Body with respect to such filing in an effort to achieve confidential treatment of such redacted form; provided that a Party shall be relieved of such obligation to seek confidential treatment for a provision requested by the other Party if such treatment is not achieved after the second round of responses to comments from the Requesting Body.

* Confidential material redacted and filed separately with the Commission.

5.8 Except as expressly provided in this Section 5, each Party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed). Each party (the “Providing Party”) may, however, provide a copy of this Agreement or otherwise disclose its terms in connections with any financing transaction, provided that the person or entity to whom a copy of this Agreement is provided or to whom the terms of this Agreement are disclosed is bound to the Providing Party by reasonable confidentiality obligations, and provided further that the Providing Party is responsible for breaches or confidentiality hereunder by such person or entity to whom a copy of this Agreement is provided or to whom the terms of this Agreement are disclosed. Notwithstanding the foregoing and subject to Section 5.7, the Parties may issue a mutually agreed upon press release announcing the execution of this Agreement and describing the relationship of the Parties under the Agreement. In addition, each Party may disclose to third parties the information disclosed in such press release without the need for further approval by the other Party, and Advaxis may disclose to third parties (via press releases or otherwise) the achievement of any material milestones in connection with this Agreement without prior approval by Knight.

6. Publications and Publicity

6.1 Each Party may include the other Party’s name and logo on its website and marketing materials so long as any such usage is limited to reporting factual events or occurrences only (for example, referencing the existence of the licensing agreement) and does not constitute a commercial endorsement of the products and services of the other Party.

6.2 Advaxis shall have the first right to present and/or publish any results, that may be generated by Knight under this Agreement. In any such publication or presentation, Advaxis will acknowledge Knight’s contribution (including authorship if appropriate under the circumstances and customary practice).

7. Covenants; Representations and Warranties

7.1 Knight hereby covenants to Advaxis that:

(a) it shall use commercially reasonable efforts to perform its obligations hereunder in a professional and competent manner and in accordance with the terms of this Agreement; and

(b) it warrants that all activities, services, and any goods rendered shall be provided in compliance with the applicable laws of the Territory.

(c) Knight, during the term of this Agreement, shall neither use nor have commercialized the Product other than in accordance with this Agreement.

7.2 Advaxis represents and warrants that:

(a) all Product that it shall manufacture, store, ship or distribute to Knight shall be manufactured, stored, shipped or distributed in compliance with all applicable laws and specifications as approved by Health Canada;

(b) it is free to enter into this Agreement; and, it has, and will continue to have, the legal power, authority and right to perform its obligations hereunder;

(c) it has the full and unfettered right to grant to Knight all of the rights granted to it hereunder;

(d) all the intellectual property licensed hereunder is valid and enforceable and is owned or validly licensed by Advaxis;

(e) it has obtained all consents necessary to grant the rights to Knight hereunder;

(f) it has provided or will provide Knight with all Intellectual Property Rights necessary for Knight to perform its obligations under this Agreement;

(g) it has informed Knight about all material information in its possession or control concerning the safety and efficacy of the Products, and any material side effects, injury, toxicity or sensitivity reactions and incidents associated with all uses, studies, investigations or tests involving the Products (animal or human) throughout the world; and

(h) All clinical data used to support approval followed good clinical practices and all manufactured Product followed a validated good manufacturing process.

7.3 Each of Advaxis and Knight represents and warrants to the other that it has the full right and authority to enter into this Agreement and to perform its obligations hereunder.

7.4 In performing their respective obligations hereunder, the Parties acknowledge that their corporate policies require that each Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner which is consistent with all applicable laws, including without limitation the U.S. Foreign Corrupt Practices Act (or similar foreign laws as may be applicable) and good business ethics. Specifically, each Party agrees that it has not, and covenants that it, its affiliates, and its and its affiliates’ directors, employees, officers, and anyone acting on its behalf, will not, in connection with the performance of this Agreement, directly or indirectly, make, promise, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; or improperly assisting it in obtaining or retaining business for it or the other Party, or in any way with the purpose or effect of public or commercial bribery.

7.5 EXCEPT AS EXPRESSLY PROVIDED HEREIN, ADVAXIS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCT.

8. Indemnification; Limitation of Liability

8.1 Knight shall defend, indemnify and hold harmless Advaxis, Advaxis’s affiliates, their agents, employees, officers, directors and permitted successors and assigns (each, an “Advaxis Indemnitee”), from any liabilities, losses, claims, actions, demands, damages, costs, expenses, settlements made or reasonably approved by Knight, and judgments (including reasonable attorneys’ fees and other costs of litigation) (hereinafter referred to as “Liabilities”), directly arising out of or related to the use, labeling, storage, handling, marketing, promotion, import, export, sale or distribution of Product by Knight or the breach of any covenant, warranty or representation by Knight or Knight’s negligence, omissions or willful misconduct, except to the extent that such Liabilities are directly attributable to the breach of this Agreement by Advaxis or any negligence or willful misconduct by Advaxis.

8.2 Advaxis shall defend, indemnify and hold harmless Knight, Knight’s affiliates, their agents, employees, officers, directors and permitted successors and assigns (each, a “Knight Indemnitee”), from any liabilities, losses, claims, actions, demands, damages, costs, expenses, settlements made or reasonably approved by Advaxis, and judgments (including reasonable attorneys’ fees and other costs of litigation), directly arising out of or related to (i) the breach of any covenant, warranty or representation by Advaxis, (ii) Advaxis’s negligence, omissions or willful misconduct, or (iii) a claim or allegation by a third party that Products infringe or misappropriate a patent, trademark or trade secret right of such third party. In addition, Advaxis shall indemnify, defend and hold Knight Indemnitees harmless from and against any third party due to damage to property, personal injury or death arising from a defect in the Products, except to the extent that such damage to property, personal, injury or death: (a) are directly attributable to the breach of this Agreement by Knight, (b) result from any negligent or willful misconduct by Knight, (c) result through no fault of Advaxis during shipment to Knight, (d) result by accident, negligence or misuse on the part of anyone other than Advaxis, or (e) result from an alteration of the Product by any party other than Advaxis, except to the extent that such Liabilities are directly attributable to the breach of this Agreement by Knight or any negligence or willful misconduct by Knight.

8.3 Intentionally omitted.

8.4 OTHER THAN WITH RESPECT TO FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE AND THE CONFIDENTIALITY OBLIGATIONS OF EACH PARTY HEREUNDER, IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF THE DEVELOPMENT OR SUPPLY OF PRODUCT OR ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER.

9. Term and Termination

9.1 Term. This Agreement will commence on the date first set forth above and shall have an initial term of * (*) years following the launch of each Product (the “Initial Term”). At the end of the Initial Term, this Agreement will continue to automatically renew for additional * (*) year periods, unless this Agreement is terminated sooner in accordance with this Section 9 (the “Renewal Term”). The Initial Term and the Renewal Term (if applicable) are collectively referred to as the “Term”.

9.2 Termination for Breach. Either Party may terminate or suspend its performance under this Agreement in the event of a breach of a material term of this Agreement by the other Party, which breach is not cured within thirty (30) business days after written notice by the non-breaching Party to the breaching Party.

9.3 Termination for Bankruptcy or Insolvency. Either Party may terminate this Agreement immediately upon written notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party for all or a substantial part of its property, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereinafter in effect (an “Insolvency Event”).

9.4 Advaxis Right to Not Renew Agreement. Advaxis may choose, it its sole discretion, not to renew the Agreement at the end of the Initial Term or a Renewal Term by providing written notice to Knight during the period that is ninety (90) days prior to expiration of the Initial Term or Renewal Term, as applicable. In the case of non-renewal, Advaxis shall pay Knight the greater of (1) $* to Knight plus all costs incurred by Knight, including all payments made to Advaxis in performance of its obligations under this Agreement, or (2) * (*) times the previous 12 months Net Sales of the Products in the Territory.

9.5 Termination by Advaxis. Except as otherwise agreed to between the Parties and notwithstanding anything to the contrary in this Agreement, during a period of * (*) years following the execution of this Agreement, in the event that Advaxis is required to repurchase the rights to the Products in the Territory granted under this Agreement, in order to secure and close a bona fide global or North American licensing deal for the distribution of the Products, Advaxis may terminate this Agreement by written notice given to Knight. The effective date of termination shall be ninety (90) days from the date the notice is given unless a later date is specified in the notice. In the event that Advaxis terminates this Agreement pursuant to this Section 9.5, Advaxis shall pay Knight an early termination fee of U.S. $* payable within thirty (30) days of the effective date of termination.

* Confidential material redacted and filed separately with the Commission.

9.6 Effect of Termination. In the event of termination, Knight will pay all outstanding fees and expenses accrued through the effective date of termination. In the event of termination of this Agreement, Knight may continue to distribute Products, in accordance with, and subject to, the terms and conditions of this Agreement, until the earlier to occur of (i) the sale of all existing Product in Knight’s possession at the time of termination or expiration, or (ii) a period of six months following the date of termination or expiration (the “Phase Out Period”). Upon termination of this Agreement, all licenses granted under this Agreement shall automatically terminate together with the Agreement.

10. Insurance

10.1 Each Party warrants that it maintains a policy or program of insurance at levels sufficient to support the indemnification obligations assumed herein. Upon written request, a Party shall provide evidence of such insurance.

11. Notices

11.1 Any and all notices provided hereunder shall be sent to the respective parties by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or sent by a nationally recognized express courier service, or hand-delivered to the following addresses:

If to Advaxis:	Attention: President & Chief Executive Officer
305 College Road East
Princeton, NJ 08540
Phone: 609-452-9813
Fax: 609-452-9818

If to Knight:	Attention: President & CEO
376 Victoria, Avenue, Suite 220
Montreal, Quebec
Canada, H3Z 1C3
Phone: 514 484 4830
Fax: 514 481 4116

Any notice, if sent properly addressed, postage prepaid, shall be deemed made three (3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if sent by express courier service or on the date of delivery or transmission if hand-delivered, electronically delivered or sent by facsimile transmission.

12. General Provisions

12.1 This Agreement shall not be assignable by either Party without the prior express written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any assignment or attempt at same in the absence of such prior written consent shall be void and without effect. For purposes of the provisions of this Section, a transfer by either Party of all or substantially all of its stock or assets shall be deemed an assignment. As used in this Agreement, the term “affiliates” means corporations, partnerships or other business entities, and the employees and agents thereof, which, directly or indirectly, are controlled by, control, or are under common control with Advaxis or Knight. For purposes of this Agreement, “control” is the power whether by contract or ownership of equity interests to select a majority of the board of directors or other supervisory management authority of an entity, whether directly or indirectly through a chain of entities that are “controlled” within the foregoing meaning.

12.2 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

12.3 No delay or omission by either party to exercise any right under this Agreement shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants, conditions or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any covenant, condition or agreement herein contained. No waiver or discharge of any provisions of this Agreement shall be valid unless it is in writing and is executed by the Party against whom such change or discharge is sought to be enforced.

12.4 If a judicial determination is made that any of the provisions contained in this Agreement constitute an unreasonable restriction against either Party or are otherwise unenforceable, such provision or provisions shall be rendered void or invalid only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable, and the remainder of this Agreement shall remain operative and in full force and effect.

12.5 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware as though made and to be fully performed in said State and any disputes shall be brought in the courts of Delaware.

12.6 At the request of the parties, this Agreement and the other ancillary agreements have been drafted in the English language and will be or have been executed in the English language. Les soussignés ont expressément demandé que ce document et tous les documents annexes soient rédigés en langue anglaise.

12.7 Headings. The headings contained in this Agreement do not form a substantive part of this Agreement and shall not be construed to limit or otherwise modify its provisions.

12.8 This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and there are no related understandings or agreements other than those that are expressed herein, and no change of any provision of this Agreement shall be valid unless it is in writing and is executed by the party against whom such change is sought to be enforced. The Parties recognize that, during the term of this Agreement, a purchase order, acknowledgement form or similar routine document (collectively “Forms”) may be used to implement or administer provisions of this Agreement. Therefore, the Parties agree that the terms of this Agreement prevail in the event of any conflict between this Agreement and the printed provisions of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement with respect to a Project Plan performed during the term of this Agreement. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto.

12.9 Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word “or” is used in the inclusive sense except where, by its context, it is clear to be limitative (“or” and not “and”). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. References to “Section” and “amendment” are references to the numbered sections of this Agreement and any amendments to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include any amendments and appendices attached to this Agreement and any later executed Project Plans under this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

KNIGHT THERAPEUTICS INC.		ADVAXIS, INC.

/s/ Amal Khouri		/s/ Daniel J. O’Connor
Amal Khouri		Daniel J. O’Connor, Esq.
VP Business Development		President & CEO
Date:	August 25, 2015	Date:	August 25, 2015